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                                                                    Exhibit 99.1

NEWS RELEASE                                                 PICO HOLDINGS, INC.
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FOR IMMEDIATE RELEASE


  PICO HOLDINGS, INC. RAISES $22.6 MILLION IN PRIVATE PLACEMENT OF COMMON STOCK

     (LA JOLLA, CALIFORNIA) -- MAY 6, 2005 -- PICO Holdings, Inc. (NASDAQ: PICO) announced today that it has entered into definitive agreements to sell 905,000 shares of newly-issued common stock to institutional investors at a price of $25 per share. It is anticipated that the net proceeds to the Company, after issuance costs, will be approximately $21.4 million. Merriman Curhan Ford & Co. acted as sole placement agent for this transaction. The transaction is expected to close promptly upon the Company's receipt of funds.

     These shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from these registration requirements. PICO has agreed to file a Form S-3 registration statement with the Securities and Exchange Commission to register the resale of the newly-issued 905,000 common shares after the closing of the transaction.

     President and Chief Executive Officer, John Hart, stated, "We are very excited to attract high quality institutional investors as a result of this financing. This transaction provides the Company with additional capital to continue investing in strategic water assets and undervalued equities."

About PICO Holdings, Inc.:

     PICO is a diversified holding company. PICO acquires businesses and interests in businesses which we identify as undervalued based on Graham and Dodd-style fundamental analysis, and our assessment of what the business is worth based on the private market value of its assets, earnings, and cash flow. Currently our two major businesses are Vidler Water Company, a water resource development business, and Nevada Land & Resource Company, the largest private landowner in the state of Nevada. Vidler is the largest private sector owner of water rights and water storage assets in Arizona and Nevada. Nevada Land owns approximately 1 million acres of land in northern Nevada, and the water and mineral rights related to its lands. Other subsidiaries include two "run off" insurance companies, Physicians Insurance Company of Ohio and Citation Insurance Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This press release contains "forward-looking statements" within the meaning of securities law. These include, but are not limited to, statements about the Company's operations and our future expectations. These statements reflect our current views about future events which could affect our financial performance. Although we aim to promptly disclose any new development which will have a material effect on PICO, we do not undertake to update all forward-looking statements. You should not place undue reliance on forward-looking statements because they are subject to various risks and uncertainties (including those listed under "Risk Factors" and elsewhere in our SEC filings) which could cause actual results to differ materially from such forward-looking statements or from our past results.

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CONTACT: Raymond Webb     Vice President, Investments    (858) 456-6022 ext. 234